Exhibit 21
SUBSIDIARIES OF THE REGISTRANT
Bank of Granite Corporation has two wholly owned subsidiaries as follows:

	Date of	State of
Name	Incorporation	Incorporation
Bank of Granite	August 2, 1906	North Carolina
Granite Mortgage, Inc.*	June 24, 1985	North Carolina

*	Formerly GLL & Associates, Inc.